Exhibit 99.1

PRESS RELEASE

CSG International Expands Relationship with Comcast

Expands and Extends Contract for Residential Billing Services through June 30, 2019

ENGLEWOOD, Colo. (July 31, 2014) —CSG Systems International, Inc. (NASDAQ:  CSGS), a global provider of interactive transaction-driven solutions and services, today announced that it has expanded and extended its relationship with Comcast Cable to provide residential billing services through June 30, 2019.

Currently, CSG provides its end-to-end, pre-integrated customer care and billing solution to approximately two-thirds of Comcast’s existing residential customers.  The expanded contract provides the framework for Comcast to consolidate its residential business onto CSG’s billing solution.  Initially under the new agreement, Comcast plans to add approximately 2.3 million residential customers onto the CSG billing solution in early 2015, with the opportunity for additional customer account migrations to CSG as part of any future consolidation or standardization.

“We are extremely pleased with Comcast’s decision to expand its relationship with CSG,” said Peter Kalan, president and chief executive officer of CSG International.  “This is the result of 20 years of hard work, operational excellence and intercompany cooperation as Comcast has evolved to one of the premier providers of content and communications in the new digital era.  Through the years, we have enjoyed the opportunity to work side-by-side as Comcast has launched new products and services aimed at giving the customer more choice and control.”

“As we continue to innovate and bring new products and services to market, we want to make it easier for customers to interact with us,” said Scott Alcott, chief information officer for Comcast Cable. “CSG has been a great partner and this new agreement will help us provide more consistent customer interactions by creating opportunities to standardize and streamline our back-office operations.”

Conference Call:

CSG will host a conference call on July 31, 2014, at 5:00 p.m. ET, to discuss today’s announcement.  The call will be carried live and archived on the Internet.  A link to the conference call and the accompanying slides is available at http://ir.csgi.com/.

In addition, to reach the conference by phone, dial 1-888-287-5563 and ask the operator for the CSG International conference call and Liz Bauer, chairperson. A replay of the conference call will also be available until 6:00 p.m. ET on August 30, 2014, and can be accessed by calling 1-888-203-1112 and access code of 6899300.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile, and next-generation networks such as AT&T, Comcast, DISH, Orange, Reliance, SingTel Optus, Telecom New Zealand, Telefonica, Time Warner Cable, T-Mobile, Verizon, Vivo, and Vodafone. With more than 30 years of experience and expertise in voice, video, data, and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

Forward-Looking Statements

Certain statements in this communication regarding the potential processing of non-CSG customer accounts onto the CSG billing platform, including any statements regarding the expected timetable for completing any such conversions and their financial impact for CSG, and any other statements regarding CSG’s future expectations, beliefs, plans, objectives, financial projections, assumptions or future events that are not historical in nature are “forward-looking” statements made within the meaning of  the Securities Act of 1933, as amended.

These statements are often, but not always, made through use of words or phrases such as “may”, “believe”, “anticipate”, “could”, “should”, “intend”, “plan”, “will”, “expect(s)”, “estimate(s)”, “project(s)”, “forecast(s)”, “positioned”, “strategy”, “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements.

Among the factors that could cause actual results to differ materially from those contained in the forward-looking statements are the following: the timing of any migrations of customer accounts to CSG’s billing platform; the risk with both parties’ abilities to efficiently and effectively migrate customer accounts from other billing platforms onto the CSG platform; the risk that Comcast will execute on its currently planned intentions to consolidate and standardize its operations in the future; and the potential adverse impact  of continued service provider consolidation within the communications industry.

The factors listed above are in no way intended to be a complete or exhaustive list of all the risks associated with our relationship with Comcast.  Readers are encouraged to read additional information concerning these and other factors can be found in CSG’s respective filings with the SEC, including our most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We assume no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

For more information regarding the expanded and extended contract with Comcast Cable, please refer to the Form 8-K filed today with the SEC, which can be found on the investor relations page of the company’s website.

Contact:

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com

KC Higgins

Public Relations

CSG International

+1 (303) 434-8163

kc.higgins@csgi.com